STRICTLY PRIVATE AND CONFIDENTIAL

January 25, 2017

Renaissance Gold Inc.

4750 Longley Lane, Suite 106

Reno, NV 89502

Attention: Mr. Ronald Parrett

Dear Ron:

This letter agreement is for the purposes of:

a)	extending certain dates of the exploration earn-in agreement (the “Earn-In Agreement”) dated March 29, 2010 between AuEx, Inc., a predecessor in rights to Renaissance under the Earn-In Agreement, and Liberty Silver Corp. (“Liberty”); and

b)	receiving an exclusive option to acquire a 100% interest in the Trinity Silver Project as outlined in the Letter of Intent with the subject line of “Re Renegotiation of Property Interest for Trinity Silver Project” (the “Letter of Intent”) addressed to Renaissance Gold Inc. (“Renaissance”) by Liberty and dated April 17, 2015.

1. Amendment of the Earn-In Agreement

The parties acknowledge a mutual intent to extend by three calendar years the period for delivering by Liberty of a Bankable Feasibility Study to Renaissance which immediately prior to the date hereof was to be delivered by March 29, 2017, and which delivery would complete the entire earn-in obligations of Liberty under the Earn-In Agreement and entitle Liberty to become the owner of 70% interest in the Trinity Silver Project located in Pershing County, Nevada, which is described in the Earn-In Agreement and which is subject to the Lease and Sublease Agreement between AuEx and Newmont USA Limited dated July 29, 2005 as described in the Earn-In Agreement.

To that end, and for good and valuable consideration described in section 3 hereof, sufficiency of which is hereby acknowledged by both parties, the parties agree as follows:

a)	the reference to “seventh anniversary of the Effective Date” “ in Section A1(b) of the Earn-In Agreement shall be extended to “March 29, 2020”; and

b)	the reference to “seventh anniversary of the Effective Date” in Section A1(c) of the Earn-In Agreement shall be extended to “March 29, 2020”.

No other provision of the Earn-In Agreement shall be amended by this letter agreement, and the Earn-In Agreement remains in full force and effect as amended hereby.

2. Option To Acquire the Trinity Silver Project

The parties also acknowledge a mutual intent to grant Liberty the exclusive right to acquire the Trinity Silver Project until September 30, 2017. To that end, and for good and valuable consideration described in section 3 hereof, sufficiency of which is hereby acknowledged by both parties, Renaissance hereby grants Liberty an exclusive option to acquire a 100% interest in the Trinity Silver Project as outlined in the Letter of Intent expiring on the earlier of (i) closing of the transaction, and (ii) September 30, 2017.

3. Consideration

In consideration of the parties agreeing to enter into this letter agreement, Liberty undertakes to remit to Renaissance upon the earlier (i) completion of a financing of an aggregate of up to USD$1.0 million, and (ii) June 30, 2017, cash consideration of US$20,000 plus US$76,366.24 representing property maintenance costs incurred by Renaissance (the “Transaction Consideration”).

4. Effect of termination

If the Transaction Consideration is not completed in accordance with the terms hereof, this letter agreement shall terminate and be of no effect, and the Earn-In Agreement shall be interpreted and have the effect as if the extensions described in section 2 hereof have not been made.

5. Governing Law

This letter shall be governed by the laws of Nevada, USA and may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

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If you are in agreement with the terms of this letter please execute a copy and return it to the undersigned.

Sincerely,

LIBERTY SILVER CORP.

By:	(signed “Howard M. Crosby”)
Howard M. Crosby
Chief Executive Officer

Agreed to this 26th day of January 2017.

RENAISSANCE GOLD INC.

By:	(signed “Ronald Parrett”)
Ronald Parrett
President and Chief Executive Officer

Appendix “A”

Letter of Intent dated April 17, 2015.

April 17, 2015

Renaissance Gold Inc.

4750 Longley Lane, Suite 106

Reno, NV 89502

Attention: Mr. Richard Bedell

Dear Richard:

Re:	Renegotiation of Property Interests for Trinity Silver Project

This letter will confirm our recent discussions regarding the renegotiation of our property interests in the Trinity Silver Project. The principal terms and conditions of the transaction are as follows:

Parties:	Liberty Silver Corp. (“Liberty”) and Renaissance Exploration Inc. (a wholly owned subsidiary of Renaissance Gold Corp. (“Renaissance”), respectively (collectively referred to as the “Parties”).

Objective:	Restructuring the ownership of the Trinity Silver Property (“Property”), as defined in the existing Earn-In Agreement between AuEx Inc. (“AuEx”) and Liberty, dated March 29, 2010 (the “AuEx Agreement”), such that Liberty acquires all of the interest of Renaissance in the Property as detailed below.

Conditions Precedent:	(a) Entering into a new Minerals Lease and Sublease Agreement, which is to include a revised Quitclaim and Royalty Arrangement, eliminating any “back-in” rights, between Liberty and Newmont USA Ltd. (“Newmont”) (the “New Agreement”), which will replace and supersede all other rights and entitlements that Newmont may currently have pursuant to the Minerals Lease and Sublease Agreement between Newmont and AuEx, dated July 29, 2005 (the “Newmont Agreement”). The New Agreement will be completed as soon as practicable and will close within 30-days from concluding negotiations with Newmont.

(b) Restructuring the AuEx Agreement and entering into a New Agreement is subject to Liberty securing adequate financing to close the transactions.

(c) Renaissance will assist Liberty in the preparation of a draft term sheet, which shall include a proposed deal structure for the New Agreement, along with a proposed payment schedule agreeable to Liberty that Renaissance supports for submission to Newmont. An initial draft of the term sheet for the New Agreement is attached as “Schedule A” hereto. In addition, Renaissance shall assist Liberty with the process of completing the New Agreement with Newmont.

(d) Liberty shall use its commercially reasonable best efforts to complete its obligations pursuant to the Conditions Precedent, as outlined in items (a), (b) & (c) above, as soon as practicable with a target date of September 30, 2015. Liberty will continue to be liable for all costs and obligations pursuant to the AuEx Agreement and the Newmont Agreement until the AuEx Agreement is restructured and the New Agreement is entered into.

(e) All costs are in US dollars.

Purchase Price:	Initial Purchase Payment

$50,000 * - Paid to Renaissance upon the signing of this Letter of Intent

$250,000 - Paid to Renaissance on closing the restructuring of the AuEx Agreement

$200,000 - Budgeted Amount Paid to Newmont on closing the New Agreement

$500,000 - Total payments to Renaissance & Newmont by Closing Date.

* Included in the $50,000 payment upon signing of the Letter-of-Intent is a non-refundable work fee of $15,000.

Subsequent Purchase Payments

- $250,000 paid to Renaissance within 12 months from the Closing Date;

- $250,000 paid to Renaissance within 18 months of the Closing Date; and

- $200,000 paid to Renaissance within 24 months of the Closing Date.

Contingent Payments:	Production of Oxide Resource

Renaissance shall be entitled to receive from Liberty $1 million dollars (adjusted for inflation by using the Consumer Price Index relative to the 30 days prior to date of execution) on the date that is the later of: a) six months from the date of commencement of commercial production of the oxide resource; and b) the date on which the initial cash proceeds are received from the sale of the oxide resource.

Production of Sulphide Resource

Renaissance shall also be entitled to receive from Liberty $2 million dollars (adjusted for inflation by using the Consumer Price Index relative to the 30 days prior to date of execution) on the date that is the later of: a) six months from the date of commencement of commercial production of the sulfide resource; and b) the date on which the initial cash proceeds are received from the sale of the sulfide resource.

Election & Non-Performance:	For greater certainty, (i) Liberty has the right to complete the restructuring of the AuEx Agreement with Renaissance before it enters into the New Agreement with Newmont, and (ii) Liberty must complete the restructuring of the AuEx Agreement with Renaissance if Liberty is able to enter into the New Agreement.

In the event that Liberty is unable to complete a New Agreement with Newmont by September 30, 2015, (i) Liberty has the right to continue negotiations for a New Agreement with Newmont, (ii) Liberty may elect in its sole discretion to close the restructuring of the AuEx Agreement with Renaissance at any time on or before March 29, 2017 (the “Outside Date”), and (iii) all Subsequent Purchase Payments, as described above, will be paid in equally spaced installments between the date that the restructuring of the AuEx Agreement with Renaissance is closed and September 30, 2017.

Where Liberty is unable to complete a New Agreement with Newmont by the Outside Date, and does not elect to close the restructuring transaction with Renaissance, then any monies received by Renaissance from Liberty during the interim, with the exception of the $15,000 work-fee, will be returned to Liberty and Renaissance and Liberty will revert back to the existing rights and obligations pursuant to the AuEx Agreement.

In the event that Liberty closes the transaction with Renaissance, however Liberty fails to satisfy the subsequent purchase payment obligations to Renaissance, as described above, then the interest of Liberty in the Property will revert back to Renaissance, and the royalty rights of Liberty in the Property as specified in the AuEx Agreement will remain in force.

Definitive Agreement:	All terms and conditions concerning the transactions herein will be set forth in a definitive agreement between the Parties hereto that will be subject to the approval of the Parties. Those terms and conditions will include representations, warranties, and covenants which are mutually acceptable to the Parties. Notwithstanding the foregoing, the Parties hereto acknowledge and agree that if, in connection with finalizing the definitive agreement, a particular legal structure is determined by one or both Parties hereto to be beneficial or advisable for the purpose of addressing any liability, corporate or tax concerns of the Parties, the Parties shall, at such time, consider available alternatives that would best address such issues.

Closing Date:	The closing date (the “Closing Date”) will occur at such time and place as the Parties hereto may mutually agree, provided that in no event shall the closing (the “Closing”) occur later than the Outside Date. Completion of the transaction is subject to a number of conditions specified herein including all necessary regulatory approvals.

Exclusivity:	Renaissance agrees that until the New Agreement with Newmont is finalized it will not, directly or indirectly, through any officer, director, affiliate, agent or otherwise (its “representatives”), solicit, initiate, entertain or encourage any proposal or offer relating to the transactions provided for herein; nor will Renaissance participate in any negotiations or enter into any agreement regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person to do or seek any such transaction.

Confidentiality:	Except as required by any applicable law or regulation, neither Party shall disclose or reveal to any other person any information relating to the existence and the terms and conditions of this Letter of Intent, the transactions contemplated by it or the negotiations between the Parties.

Transaction Costs:	Each of the Parties will be responsible for its own costs and expenses incurred in connection with entering into this Letter of Intent and the negotiation of and entering into of the relevant transaction documentation.

Termination:	In the event that Closing does not occur on or prior to the Outside Date, either Party may by written notice to the other terminate this Letter of Intent and, upon such termination, neither Party shall have any further obligation hereunder.

Governing Law & Jurisdiction:	This Letter of Intent shall be governed by the laws of Nevada. The Parties agree to submit to the exclusive jurisdiction of the courts of the State of Nevada.

Legal Effect:	This Letter of Intent does not constitute an offer and shall be non-binding in its entirety with the exceptions of this paragraph and the paragraphs titled “Exclusivity”, “Confidentiality”, “Transaction Costs” and “Governing Law & Jurisdiction” above, which shall each be legally binding on the Parties.

If the foregoing is in accordance with your understanding, please sign and date the acknowledgement at the foot of this letter and return the fully executed duplicate copy to us. This proposal terminates at 5:00 pm (Toronto time) on March ●, 2015, unless accepted by that time.

Yours very truly,

LIBERTY SILVER CORP.

Per:	(signed “Manish Z. Kshatriya”)
Manish Z. Kshatriya, President & CEO

Acknowledged and agreed this 17th day of April 2015.

RENAISSANCE GOLD INC.

Per:	(signed “Richard Beddell”)
Richard Beddell, President & CEO

SCHEDULE A

New Agreement between Newmont and Liberty

1.	Parties – Newmont USA Limited (“Newmont”) and Liberty Silver Corp. (“Liberty”).

2.	Replacement – the New Agreement will replace the existing agreement between Newmont and AUEX Inc. dated July, 2005

3.	Payment on Closing Date of up to - $200,000 [upfront or over-time?]

4.	Lands – No change except the Hi Ho lands acquired by Liberty will form part of the agreement

5.	Work Commitment – same as the existing agreement ($2,000,000), but a new term to commence upon execution of the Replacement Agreement

6.	Rental payments – as before with appropriate date adjustments

7.	No venture options or back in rights

8.	Total Royalty payments not to exceed 3%.

9.	Royalty buyout option

10.	Property maintenance – as before

11.	Termination – as before

12.	Transfer of Interests: Right of First Offer – as before

13.	Recognition of Renaissance rights – the New Agreement shall contain a right in Renaissance to replace Liberty in the event that Liberty defaults in any of its payment obligations under the New Agreement

14.	Mechanical provisions; Standard of Conduct, Environmental Audit, Indemnities, Insurance etc. – to be standard and as agreed